MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2013

Notice is hereby given that the Annual Meeting of Shareholders (Annual Meeting) of Monmouth Real Estate Investment Corporation, a Maryland corporation (the Company) will be held Thursday, May 2, 2013, at 4:00 p.m., Eastern time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.

To elect four Directors, whose names are set forth in the accompanying Proxy Statement, each to hold office until the Company’s annual meeting of shareholders in 2016 and until his or her successor is duly elected and qualifies;

2.

To consider and vote upon the ratification of the  appointment of PKF O’Connor Davies as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013;

3.

To consider and vote upon a non-binding shareholder proposal regarding the voting standard for the election of the Company’s directors, , if properly presented at the Annual Meeting; and

4.

To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on March 6, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or  any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY VOTE PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 5 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH CHIARELLA

SECRETARY

March 22, 2013

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

__________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2013

__________

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monmouth Real Estate Investment Corporation, a Maryland company, (the Company) of proxies to be voted at the Annual Meeting of Shareholders of the Company (Annual Meeting) to be held on May 2, 2013, at 4:00 p.m. Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders (Notice). This Proxy Statement and the accompanying Proxy Card are being distributed on or about March 22, 2013, to shareholders of record as of the close of business on March 6, 2013.  Unless the context requires otherwise, references in this Proxy Statement to “Monmouth”, “we”, “our”, “us” and the “Company” refer to Monmouth Real Estate Investment Corporation and its consolidated subsidiaries.

A copy of the Company’s annual report, including financial statements, was mailed to all shareholders of record on or about February 4, 2013, and is available on the Company’s website at www.mreic.com.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources.  Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2012 Annual Report, and to request electronic delivery of future proxy materials.  Have your Proxy Card or notice of Internet availability in hand when you access the website and follow the instructions. You will need your 12 digit Control Number which is located on your proxy card or notice of Internet availability.  Shareholders also may request to receive proxy materials in preinted form by mail or electronically by email on an ongoing basis.

MONMOUTH CONTACT INFORMATION

The mailing address of our principal executive office is Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and our main telephone number is (732)

577-9996.  We maintain an Internet website at www.mreic.com.  Information at or connection to our website is not and should not be considered part of this Proxy Statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Shareholders? At the Annual Meeting, shareholders will vote upon matters described in the Notice, including the election of directors, the ratification of the selection of PKF O’Connor Davies as our independent registered public accounting firm and a shareholder proposal, if properly presented at the Annual Meeting. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

Who can attend the Annual Meeting? All of our common shareholders as of the close of business on March 6, 2013, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 6, 2013, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

•

the election of four directors;

•

the ratification of the appointment of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending September 30, 2013;

•

a shareholder proposal, if properly presented at the Annual Meeting; and

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

•

FOR the election of each nominee for director named in this Proxy Statement (Proposal No. 1);

•

FOR ratification of the appointment of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal No. 2); and

•

AGAINST the shareholder proposal regarding the voting standard for election of the Company’s directors, if properly presented at the Annual Meeting (Proposal No. 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on March 6, 2013, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date.

What is a quorum for the Annual Meeting? As of March 6, 2013, we had 41,845,490 shares of common stock outstanding.   In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors. To ratify the appointment of PKF O’Connor Davies as our independent registered public accounting firm (Proposal No. 2) and approve the shareholder proposal, if properly presented at the Annual Meeting (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

The shareholder proposal regarding the voting standard for the election of directors is a request to our Board of Directors and is not a binding proposal.  As a result, approval of this proposal, if properly presented at the Annual Meeting, will not result in any amendments to our charter or bylaws or any change to the vote required to elect directors.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (NYSE), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal.  If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal 1 (Election of Directors) or Proposal 3 (Shareholder Proposal) without specific instructions from you.  If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held of record in your name, there are three ways for you to authorize a proxy:

•

By Telephone or on the Internet  –You can vote by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded.  The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on May 1, 2013. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.  If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

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By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this proxy statement and in their discretion on any other matter properly brought before the Annual Meeting.

•

In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting.  You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your votes will be cast according to the choices that you specify. Unless you indicate otherwise on your proxy card, the persons named as your proxies will cast your votes: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of PKF O’Connor Davies, as our independent registered public accounting firm; AGAINST the non-binding shareholder proposal, if properly presented at the Annual Meeting; and in their discretion on such additional matters.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

 •

Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

•

Signing a proxy bearing a later date; or

•

Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your instructions.

 Who pays for this proxy solicitation? The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company.  The Company does not intend to solicit proxies otherwise than by use of the mail, internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the

Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors.  Four Class I directors are scheduled to be elected at the Annual Meeting to serve until the Company’s annual meeting of shareholders in 2016 and until their successors are duly elected and qualify.  The four nominees for election as Class I directors are set forth below. In the event any nominee is unable to serve or will not serve as a director before the Annual Meeting, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by the Company’s Board of Directors. As of the date of this proxy statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class I director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his or her term expires.

The Company’s Board of Directors currently consists of 11 directors, four of whom have terms expiring in 2013.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four Class I Director nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	54	Treasurer (2010 to present) and Director. Interim Chief Financial Officer (March 30, 2012to July 2, 2012). Chief Financial Officer (1991 to 2010). Certified Public Accountant. Vice President and Chief Financial Officer (1995 to present) and Director (1994 to present) of UMH Properties, Inc., an affiliated company. Ms. Chew’s extensive public accounting, finance and real estate industry experience is primary among other reasons why Ms. Chew serves on our Board.	2007

Daniel D. Cronheim	58	Director. Attorney at Law (1979 to present). Certified Property Manager (2010). President (2000 to present) of David Cronheim Mortgage Company. Executive Vice President (1997 to present) of Cronheim Management Services, Inc. Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company. Director, Chairman of Compensation Committee and Audit Committee (2000 to present) of Hilltop Community Bank. Mr. Cronheim’s extensive experience in real estate management and the mortgage industry is primary among the reasons why Mr. Cronheim serves on our Board.	1989

Scott L. Robinson	42	Independent Director. Managing Partner, Cadence Capital Group, LLC (2008 to present); Director, The REIT Center at New York University (2008 to present); Vice President Citi Markets and Banking (2006 to 2008) at Citigroup; Senior REIT and CMBS analyst at Standard & Poor’s, (1998 to 2006). Mr. Robinson’s extensive experience in real estate finance and investment is primary among other reasons why Mr. Robinson serves on our Board.	2005

Eugene Rothenberg	80	Independent Director. Investor. Retired physician. Director (1977 to present) of UMH Properties, Inc., an affiliated company. Mr. Rothenberg’s extensive experience as an investor and in management is primary among other reasons why Mr. Rothenberg serves on our Board.	2007

At the Annual Meeting, the shareholders of the Company will be requested to elect four Directors, comprising Class I.  A plurality of the votes cast, in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE

INFORMATION CONCERNING CONTINUING DIRECTORS

AND EXECUTIVE OFFICERS

Class II Directors with Terms Expiring in 2014:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Neal Herstik	54	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Co-founder and former President, Manalapan-Englishtown Education Foundation, Inc., a non-profit corporation (1995 to 2001). Mr. Herstik’s extensive legal experience and experience in the real estate industry are primary among other reasons why Mr. Herstik serves on our Board.	2004

Matthew I. Hirsch	53	Independent Director. Attorney at Law (1985 to present); Adjunct Professor of Law, Widener University School of Law (1993 to present). Mr. Hirsch’s extensive legal experience and experience in the real estate industry are primary among other reasons why Mr. Hirsch serves on our Board.	2000

Stephen B. Wolgin	58

Independent Director.  Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New York. Partner with the Logan Equity Distressed Fund (2007 to present).  Director (2007 to present) of UMH Properties, Inc., an affiliated company. Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis. Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry are primary among other reasons why Mr. Wolgin serves on our Board.

			2003

Class III Directors with Terms Expiring in 2015

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Catherine B. Elflein	52	Independent Director. Certified Public Accountant. Senior Director – Risk Management (2006 to present) at Celgene Corporation; Controller of Captive Insurance Companies (2004 to 2006) and Director – Treasury Operations (1998 to 2004) at Celanese Corporation. Ms. Elflein’s extensive experience in accounting, finance and risk management is primary among other reasons why Ms. Elflein serves on our Board.	2007

Eugene W. Landy	79	President and Chief Executive Officer (1968 to present) and Chairman. Attorney at Law. Chairman of the Board (1995 to present), President (1969 to 1995) of UMH Properties, Inc., an affiliated company. As our Chairman and Founder, Mr. Landy brings unparalleled experience in real estate investing to our Board.	1968

Michael P. Landy	51

Chief Operating Officer (2011 to present), Chairman of the Executive Committee (2010 to present) and Director.  Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), and Vice President-Investments (2001 to 2006). Executive Vice President and Director (2010 to present), Vice President-Investments (2001 to 2010) of UMH Properties, Inc., an affiliated company.  Mr. Landy’s role as our Chief Operating Officer and extensive experience in real estate finance, investment, capital markets and operations management are primary among other reasons why Mr. Landy serves on our Board.

			2007

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Samuel A. Landy	52	Director. Attorney at Law (1985 to present); President (1995 to present), Vice President (1991 to 1995) and Director (1992 to present) of UMH Properties, Inc., an affiliated company. Mr. Landy’s extensive experience in real estate investment and REIT leadership is primary among other reasons why Mr. Landy serves on our Board.	1989

Six of the Company’s directors, including Ms. Anna Chew and Mr. Eugene Rothenberg, Class I Director nominees, are also directors of UMH Properties, Inc. (UMH), a publicly-owned affiliate of the Company which engages in manufactured housing related real estate transactions.

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Kevin S. Miller	43

Chief Accounting Officer and Member of the Executive Committee (May 2012 to present) and Chief Financial Officer (July 2012 to present); Certified Public Accountant, Assistant Controller and Assistant Vice-President (2005 to May 2012) of Forest City Ratner companies, a wholly-owned  subsidiary of a publicly-held company, Forest City Enterprises, Inc.  Audit Manager (1993 to 2005) of PKF, Certified Public Accountants, A Professional Corporation.

			N/A

Allison Nagelberg	48

General Counsel (2000 to present) and Member of the Executive Committee (2010 to present).  Attorney at Law (1989 to present).  General Counsel (2000 to present) of UMH Properties, Inc., an affiliated company.

			N/A

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining sound corporate governance principles.  The Board of Directors has periodically updated and approved formal Corporate Governance Guidelines that address the qualifications and responsibilities of Directors, Director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at www.mreic.com.  Together with the bylaws of the Company and the Charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Leadership Structure and Role in Risk Oversight

The Board believes that the Company and its shareholders are best served at this time by a leadership structure in which a single person serves as Chairman and Chief Executive Officer.  Currently, Mr. Eugene Landy serves as Chairman of the Board and Chief Executive Officer.  Combining the roles of Chairman and Chief Executive Officer makes clear that the person serving in these roles has primary responsibility for managing the Company’s business subject to the oversight and review of the Board.  Under this structure the Chairman and Chief Executive Officer presides over Board meetings where the Board discusses strategic and business issues.  The Board believes that this approach promotes unified leadership and direction for the Company, as the Chief Executive Officer is the individual with primary responsibility for directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the Board.  The Board has designated an Independent Director to preside at executive sessions of the Board.

The Board reviews the structure of the Board and Company leadership as part of the succession planning process.   During 2010, the Board appointed an Executive Committee of the Company (the EC) to (1) manage the day to day activities of the Company, (2) assist the President and Chief Executive Officer in the overall management of the Company, and (3) provide for business continuity.  The EC operates under a written charter and provides a mechanism for key officers and staff to engage in all facets of the Company.  The EC is composed of Michael P. Landy Chief Operating Officer and Chairman of the EC, Kevin S. Miller - Chief Financial Officer, Allison Nagelberg - General Counsel and Richard Molke - Director of Property Management.  The EC is subject to the provisions of the Company’s bylaws. An EC member may be removed for any reason by the Board. Members of the Board of Directors may attend meetings of the EC by invitation.

The EC has the following duties and responsibilities:

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To manage the day to day business and affairs of the Company which do not require Board action;

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To confer with and assist the President;

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To implement  corporate actions after approval by the full Board;

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Review and recommend  to the Board investment activities and funding;

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Review strategic plans and the strategic focus of management;

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Review and approve acquisitions, expansions, and leasing, and make recommendations in regard thereto for Board approval;

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Engage consultants and advisors at the expense of the Company to assist the EC as it deems necessary in the performance of its functions with the authority to retain and terminate any such professionals, consultants and advisors, and to approve all fees and other retention terms resulting therefrom;

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To make regular reports to the Board, as appropriate; and

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To review and reassess the adequacy of its charter regularly and recommend any proposed changes to the Board for approval.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the New York Stock Exchange (NYSE).  The Board requires that at least a majority of its Directors satisfy this definition of independence.  The Board of Directors has considered business and other relationships between the Company and each of its Directors, including information provided to the Company by the Directors.  Based upon its review, the Board of Directors has determined that all of its Directors, other than Ms. Anna Chew and Messrs. Daniel D. Cronheim, Eugene W. Landy, Michael P. Landy, and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines.  The Corporate Governance Guidelines, which incorporate the NYSE Director Independence Standards, are available at the Company’s website located at www.mreic.com and are available in print upon request.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year.  No Director attended fewer than 75% of the Board of Director meetings and Committee meetings.  The Company does not have a policy concerning Directors’ attendance at the Annual Meeting of Shareholders.  Four Directors attended the Company’s 2012 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications,  independence  and performance of the Company’s independent registered public accounting firm.  It also oversees the internal audit function, legal and regulatory compliance , establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters.  In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the fiscal year, including an executive session with the independent auditors, in which management did not attend.  The Audit Committee operates under the Audit Committee Charter which is available on the Company’s website at www.mreic.com.

The current members of the Company’s Audit Committee are Catherine B. Elflein, Matthew I. Hirsch, Scott Robinson, and Stephen B. Wolgin (who serves as Chairman of the Audit Committee).  The Board has determined that the members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE, and that each of them is able to read and understand fundamental financial statements.  The Board has also determined that Stephen B. Wolgin and Catherine B. Elflein are “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the rules of the NYSE.

Compensation Committee

The Compensation Committee (1) evaluates the President’s and other executive officers’ performance in light of the Company’s goals and objectives and determines the President’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administers the Company’s 2007 Stock Option and Stock Award Plan (2007 Plan), as amended and restated.  The Compensation Committee had one meeting during the last fiscal year.  The current members of the Compensation Committee are Matthew I. Hirsch and Stephen B. Wolgin (who serves as the Chairman of the Compensation Committee).  The Board has determined that the members of the Compensation Committee are independent as defined by the rules of the SEC and the listing standards of the NYSE.   The Compensation Committee operates under the Compensation Committee Charter which can be found at the Company’s website at www.mreic.com.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees.  The Nominating Committee had one meeting during the last fiscal year.  The current members of the Nominating Committee are Neal Herstik, Matthew I. Hirsch (who serves as the Chairman of the Nominating Committee), and Stephen B. Wolgin. The Board of Directors has determined that each member of the Nominating Committee is an

“independent”  as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating Committee operates under the Nominating Committee Charter which can be found at the Company’s website at www.mreic.com.

The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. The Nominating Committee will consider appropriate nominees for directors whose names are submitted in writing by a shareholder. See “Shareholder Proposals”.

The Nominating Committee has established a process for identifying and evaluating nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating Committee deems necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating Committee and the President will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating Committee for final evaluation. The Nominating Committee will then meet to consider such recommendations and to select the final candidate(s). The Nominating Committee will evaluate all nominees for director, including nominees recommended by a shareholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meetings

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as may be deemed appropriate by the Company’s independent directors.  Any independent director may call an executive session of independent directors at any time.  The independent directors had one meeting during the last fiscal year.  The Board of Directors has selected an Independent Director to preside at executive sessions of the Board.

Shareholder Communications

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to:  Board of Directors, c/o Secretary, Monmouth Real Estate Investment Corporation, 3499 Rt. 9 N, Suite 3-C, Freehold, NJ 07728.  Communications

received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication.  Shareholders and other interested parties also may direct communications solely to the Independent Directors of the Company by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above.  In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters.  Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above.  Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all Directors, officers, and employees of the Company, including its principal executive officer and principal financial officer.  This code is posted on our website at www.mreic.com.  During 2012, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting the Company’s common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies (PKF) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company.   The Company expects a representative of PKF to be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the selection of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending September 30, 2013.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY  THE APPOINTMENT OF PKF

O’CONNOR DAVIES AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013

PROPOSAL 3

SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

The California State Teachers’ Retirement System (CalSTRS) has represented that it is the beneficial owner of more than $2,000 in market value of the Company’s stock and has indicated that it intends to present the proposal set forth in quotes below (the “Majority Vote Proposal”) at the Annual Meeting.

THE BOARD OF DIRECTORS OPPOSES THE MAJORITY VOTE PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

Director Election Majority Vote Standard Proposal

“Resolved that the shareholders of Monmouth Real Estate Investment Corporation hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

Supporting Statement

“In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard.  The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation.  In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections.  We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance.  We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and make the shareholder’s role in director elections meaningless.  Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders.  In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent.  We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal”.

Statement of the Board of Directors in Opposition to the Shareholder Proposal

The Company’s Board of Directors is committed to sound corporate governance policies and practices.  The Board of Directors has given extensive consideration to the above described proposal to change the voting standard for the Company’s directors, and believes that it is not in the best interest of Monmouth Real Estate Investment Corporation and its shareholders.

ACCORDINGLY THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

Many institutional shareholders cast votes based on recommendations from third party proxy advisers.  The advisers’ recommendations are applied across industries, without regard to the size or business model of a company, the composition of its shareholder base, or its historic profitability.  The advisers’ recommendations often stem from pronouncements on corporate governance practices that they believe to be in shareholders’ best interests but which may lack empirical support, or are controversial, and we believe may be based on mistaken assumptions or information about the company.  A majority vote requirement can therefore result in the recommendation of a third party advisory service having a finality that may be undeserved.

Monmouth Real Estate Investment Corporation, as a small-cap company, spends considerable time and effort on corporate governance and has recruited qualified directors to serve on its board.    Over the last decade, MREIC has delivered a ten year total return of over 200%.  Over the last 1, 3 and 5-year periods, MREIC has delivered superior results as compared to our industry peers, as well.  The Company’s Board of Directors submits that the Company’s performance and profitability supports its current corporate governance model and believes that the Company’s plurality voting methodology should not be modified.

An arbitrary promulgation by a third party proxy adviser, even one based on mistaken information about the Company, could result in a substantial number of shareholders withholding their vote in the election of directors.  Under a majority voting regime, this could result in one or more director’s failure to be elected and may result in vacancies on the board, leaving the Company without the benefit of a full board.

In addition, the Board of Directors believes that majority voting may be abused by special-interest shareholders to advance a particular agenda.  Empowering small factions of activist shareholders to influence the Company’s operations would be a disservice to the overwhelming number of our shareholders.

Majority voting was considered but not required under Dodd-Frank, as it is not necessarily an appropriate voting mechanism for all companies.  Indeed, more than two-thirds of companies listed on the Russell 2000 – an index of small to mid-sized companies – maintain a plurality voting standard.

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

 “AGAINST” THIS SHAREHOLDER PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

 MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock (Common Shares) as of March 6, 2013 by:

•

each person known by the Company to beneficially own more than five percent of the Company’s outstanding Common Shares;

•

the Company’s directors;

•

the Company’s executive officers; and

•

all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728.  In determining the number and percentage of Common Shares beneficially owned by each person, Common Shares that may be acquired by that person under options exercisable within sixty (60) days of March 6, 2013 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Common Shares for that person, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Shares Outstanding(2)
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,904,432(3)	9.33%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	3,123,731(4)	7.46%

Oakland Financial Corporation 34200 Mound Road Sterling Heights, Michigan 48310	2,433,422(5)	5.82%

FMR LLC (Fidelity) 82 Devonshire Street Boston, Massachusetts 02109	2,118,945(6)	5.06%

Anna T. Chew	348,543(7)	*

Daniel D. Cronheim	87,490	*

Catherine B. Elflein	9,079(8)	*

Neal Herstik	9,668(9)	*

Matthew I. Hirsch	63,181	*

Eugene W. Landy	1,817,565(10)	4.29%

Michael P. Landy	445,635(11)	1.06%

Samuel A. Landy	319,375(12)	*

Kevin S. Miller	164	*

Allison Nagelberg	30,431(13)	*

Scott Robinson	9,079(14)	*

Eugene D. Rothenberg	87,674	*

Stephen B. Wolgin	40,550(15)	*

UMH 401(k) Plan	114,451(16)

Directors and Officers as a group	3,382,885	7.93%

*Less than 1%.

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Shares listed.

(2)

Based on the number of Common Shares outstanding on March 6, 2013, which was 41,845,490.

(3)

Based on Schedule 13G/A filed on February 14, 2013, with the SEC Vanguard Group, Inc., as of December 31, 2012, owns 3,904,432 Common Shares.  This filing with the SEC by Vanguard Group, Inc., indicates that Vanguard has sole voting power with respect to 54,990 Common Shares, sole dispositive power with respect to 3,853,242 Common Shares, and shared dispositive power with respect to 51,190 Common Shares.

(4)

Based on Schedule 13G/A filed on February 8, 2013, with the SEC BlackRock Inc., as of December 31, 2012, owns 3,123,731 Common Shares.  This filing with the SEC by BlackRock Inc. indicates that BlackRock has sole voting and dispositive power with respect to those Common Shares.

(5)

Based on Schedule 13D filed on August 1, 2012 with the SEC by Oakland Financial Corporation (Oakland), Liberty Bell Agency, Inc. (Liberty Bell), and Cherokee Insurance Company (Cherokee), as of July 31, 2012, Oakland owns 17,307 Common Shares, Liberty Bell owns 46,543 Common Shares, Cherokee owns 2,194,103 Common Shares, Erie Manufactured Home Properties, LLC, owns 91,503 Common Shares, Apache Ventures, LLC, owns 83,884 Common Shares, and Matthew T. Maroun owns 83 Common Shares.  This filing with the SEC by Oakland, indicates that Oakland shares voting and dispositive power with respect to those Shares with Liberty Bell, Cherokee, Erie Manufactured Homes, Apache Ventures, LLC, all of which are wholly-owned subsidiaries of Oakland.  Matthew T. Moroun is the Chairman of the Board and controlling shareholder of Oakland, Liberty Bell and Cherokee.

(6)

Based on Schedule 13G/A filed on February 14, 2013 with the SEC FMR LLC, as of December 31, 2012, owns 2,118,945 Common Shares.  This filing with the SEC by FMR LLC indicates that FMR LLC has sole voting power with respect to 0 Common Shares, and sole dispositive power with respect to 2,118,945 Common Shares.

(7)

Includes (a) 135,443 Common Shares owned jointly with Ms. Chew’s husband; and (b) 213,100 Common Shares issuable upon exercise of stock options that are exercisable within 60 days of March 6, 2013. Excludes Shares held in the UMH 401(k) Plan.  Ms. Chew is a co-trustee of the UMH 401(k) Plan and has shared voting power, but no dispositive power, over the Common Shares held by the UMH 401(k) Plan.  She, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 23,013 Common Shares held by the UMH 401(k) for her benefit.  See Note 16 below for information regarding Shares held by the UMH 401(k) Plan.

(8)

Includes 3,500 Common Shares owned jointly with Ms. Elflein’s husband.

(9)

Includes 1,600 Common Shares owned by Mr. Herstik’s wife.

(10)

Includes (a) 97,913 Common Shares owned by Mr. Eugene Landy’s wife; (b) 224,427 Common Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (c) 192,294 Common Shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (d) 13,048 Common Shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (e) 131,200 Common Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (f) 25,610 Common Shares in Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power; and (g) 19,756 Common Shares held in Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power.  Includes 487,750 Common Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 6, 2013.  Excludes 65,000 Common Shares issuable upon the exercise of a stock option.

(11)

Includes (a) 19,475 Common Shares owned by Mr. Michael Landy’s wife; (b) 119,732 Common Shares held in custodial accounts for Mr. Landy’s minor children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote, and (c) 51,500 Common Shares held in EWL Grandchildren Fund, LLC, of which Mr. Michael Landy is a co-trustee and shares voting and dispositive power.  Includes 119,650 Common Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 6, 2013.  Excludes 10,516 Shares in the UMH 401(k) Plan held for his benefit.  See Note 16 below for information regarding Shares held by the UMH 401(k) Plan.

(12)

Includes (a) 21,000 Common Shares owned by Mr. Samuel Landy’s wife; (b) 39,740 Common Shares held in a custodial account for Mr. Landy’s minor child under the New Jersey Uniform Transfers to Minors Act with respect to which he disclaims any beneficial interest but has sole dispositive and voting power; (c) 22,379 Common Shares in the Samuel Landy Family Limited Partnership; and (d) 51,500 Common Shares held in EWL Grandchildren Fund, LLC, of which Mr. Samuel Landy is a co-trustee and shares voting and dispositive power.  Excludes Shares held in the UMH 401(k) Plan.  Mr. Landy is a co-trustee of the UMH 401(k) Plan and has shared voting power, but no dispositive power, over the Shares held by the UMH 401(k) Plan.  He, however, disclaims beneficial ownership of all the Shares held by the UMH 401(k) Plan, except for the 52,757 Shares held by the UMH 401(k) Plan for his benefit.  See Note 16 below for information regarding Shares held by the UMH 401(k) Plan.

 (13)

Includes (a) 1,000 Common Shares owned by Ms. Nagelberg’s husband; and (b) 1,313 Common Shares held in custodial accounts for Ms. Nagelberg’s minor children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power.

(14)

Includes 5,000 Common Shares issuable upon the exercise of a stock option that is exercisable within 60 days of March 6, 2013.

(15)

Includes (a) 2,057 Common Shares owned by Mr. Wolgin’s wife, and (b) 360 Common Shares held in a custodial account for Mr. Wolgin’s minor child under the New Jersey

Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote.  Mr. Wolgin also owns 10,000 shares of the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock.

(16)

Includes 114,451 Shares held by the UMH 401(k) Plan.  Ms. Anna T. Chew and Mr. Samuel A. Landy have shared voting power, but no dispositive power, over the Shares held by the UMH 401(k) Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

    The Compensation Committee of the Board has been appointed to discharge the Board's responsibilities relating to the compensation of the Company's executive officers. The Compensation Committee has the overall responsibility for approving and evaluating the executive officer compensation plan, policies and programs of the Company. The Compensation Committee's primary objectives include serving as an independent and objective party to review such compensation plan, policies and programs. The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee has not retained or obtained the advice of a compensation committee consultant for determining or recommending the amount of executive or director compensation.

Throughout this proxy statement, the individuals who served as the Company’s President and Chief Executive Officer and Chairman of the Executive Committee and Chief Operating Officer and certain other officers during fiscal 2012 included in the Summary Compensation Table presented below in this proxy statement are sometimes referred to in this proxy statement as the “named executive officers”.

Compensation Philosophy and Objectives

The Compensation Committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the President and Chief Executive Officer, and that a significant part of the executive's compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive's individual performance in an effort to encourage increased individual contributions to the Company's performance. The compensation philosophy, as reflected in the Company's employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

• establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

• linking a portion of executives' compensation to the achievement of the Company's business plan by using measurements of the Company's operating results and shareholder return; and

• building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Compensation Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Compensation Committee reviews and approves the employment contracts for the President and Chief Executive Officer, the Chairman of the Executive Committee and Chief Operating Officer and the Chief Financial Officer, including performance goals and objectives. The Compensation Committee annually evaluates performance of the executive officers in light of those goals and objectives. The Compensation Committee considers the Company's performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to the named executive officers in prior years.  The Company uses the annual Compensation Survey produced under the guidance of the National Association of Real Estate Investment Trusts (NAREIT) as a guide to setting compensation levels.  Participant company data is not presented in a manner that specifically identifies any named individual or company.  This survey details compensation by position type with statistical salary and bonus information for each position.  The Compensation Committee compares the Company’s salary and bonus amounts to the ranges presented for reasonableness.  To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to those executives who meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final compensation decisions for the Company's named executive officers. The President and Chief Executive Officer and the Chairman of the Executive Committee and Chief Operating Officer annually review the performance of the other named executive officers and then present their conclusions and recommendations to the Compensation Committee with respect to base salary adjustments and annual cash bonus and stock option awards. The Compensation Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other named executive officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Compensation Committee views the grant of stock options and restricted stock awards as a form of long-term compensation.  The Compensation Committee believes that such grants promote the Company's goal of retaining key employees, and align the key employee's interests with those of the Company's shareholders from a long-term perspective.   The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including but not limited to the employees’ title, responsibilities, and years of service.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company's currently employed named executive officer is a party to an employment agreement.  The key elements of our compensation program for the named executive officers are base salary, bonuses, stock options and perquisites and other benefits.  Each of these is addressed separately below.  In determining initial compensation, the Compensation Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Compensation Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers' performance and tenure, and the Company's performance relative to its peer companies within the REIT industry using the NAREIT Compensation Survey described above.

Bonuses

In addition to the provisions for base salaries under the terms of our employment agreements, the President is entitled to receive annual cash bonuses for each calendar year during the term of the agreement, based on the achievement of certain performance goals set by the Compensation Committee.  The following are the bonus targets and recommended compensation for the President and Chief Executive Officer which the Compensation Committee uses as a guide in determining the bonus, if any:

	Threshold	Target	Outstanding

Growth in market cap	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in FFO/share	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Total Bonus Potential	$70,000	$150,000	$300,000

Bonuses awarded to the other named executive officers are recommended by the President and Chief Executive Officer and are approved by the Compensation Committee.  The President and Chief Executive Officer and the Compensation Committee believe that short-term rewards in the form of cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual.  In evaluating performance of the Company annually, the Compensation Committee considers a variety of factors, including, among others, Funds From Operations (FFO), net income, growth in asset size, amount of space under lease and total return to shareholders.  The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by NAREIT, which defines FFO to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate related depreciation and amortization. The Company considers FFO to be a meaningful additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted it as a performance measure.

Various other factors considered include the employee’s title and years of service.  The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of bonus in comparison to base salary.  The President and the Compensation Committee have declined to use specific performance formulas with respect to the other named executive officers, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the President and Compensation Committee of a wide range of management and leadership skills of each of the senior executives.

Stock Options and Restricted Stock

The employment agreement for the President and Chief Executive Officer states that he will receive stock options to purchase 65,000 shares annually.  For the other senior executives, the President and Chief Executive Officer makes a recommendation to the Compensation Committee of specific stock option or restricted stock grants.  In making its decisions, the Compensation Committee does not use an established formula or focus on a specific performance target.  The Compensation Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing leasing and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Compensation Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Compensation Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

In fiscal 2012, the Compensation Committee received the recommendations from the President and Chief Executive Officer for the amount of restricted stock to be awarded.  The factors that were considered in awarding the restricted stock included the following progress that was made by management:

•

Maintained a 95% occupancy level

•

Delivered a 50% total return

•

Located and acquired seven industrial properties as per its investment strategy without placing undue burden on liquidity.

•

Entered into contracts to acquire nine industrial properties, consisting of 2 million square feet.

•

Raised approximately $55.0 million in equity via underwritten public offering of preferred stock, $16.2 million via registered direct placement of common stock and $13.1 million through the DRIP.

•

Continued its conservative approach to management of the properties and maintained its cash distributions to shareholders.

•

Managed general and administrative costs to an appropriate level.

•

Refinanced debt at lower interest rates.

The individual awards were allocated based on the named executive officers’ individual contributions to these accomplishments.  Other factors included the named executive officers’ responsibilities and years of service.  In addition, the awards were compared to each named executive officers’ total compensation and compared with comparable Real Estate Investment Trusts (REITS) using the annual Compensation Survey published by NAREIT as a guide for setting total compensation.

Perquisites and Other Personal Benefits

The Company's employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation

Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

The named executive officers are provided many of  the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive, spouse and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; and supplemental long-term disability insurance at the Company's cost, as agreed to by the Company and the named executive officer.  Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended September 30, 2012, are included in “All Other Compensation” of the Summary Compensation Table provided below in this proxy statement.

Payments upon Termination or Change in Control

In addition, the named executive officers’ employment agreements each contain provisions relating to change in control events and severance upon termination for events other than with cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment Agreements” provided below in this proxy statement.  There are no other agreements or arrangements governing change in control payments.

Evaluation

Mr. Eugene Landy is employed under an Amended Employment Agreement with the Company.  In July 2010, based on the Compensation Committees’ evaluation of his performance, his base compensation under his amended contract was increased from $225,000 to $275,000 per year.

In evaluating Mr. Eugene Landy’s leadership performance, during 2010, the Committee awarded Mr. Eugene Landy an Outstanding Leadership Achievement Award (the Award) in the amount of $300,000 per year for three years.  This Award is to recognize Mr. Eugene Landy’s exceptional leadership as President and Chief Executive Officer for over 40 years.

In evaluating Mr. Eugene Landy’s eligibility for an annual bonus, the Committee used the bonus schedule included in Mr. Eugene Landy’s amended contract as a guide.  During 2012, the Company’s market capitalization increased 56%, FFO per share increased 2%, and dividends per share remained consistent at $0.60 per share.  During 2012, the Company met the 20% growth in market capitalization criteria.  Accordingly, the Compensation Committee approved a bonus for the President of $90,000.

The Compensation Committee has also approved the recommendations of the President concerning the other named executive officers’ annual salaries, bonuses, option and restricted stock grants and fringe benefits.

In addition to its determination of the executive's individual performance levels for 2012, the Compensation Committee also compared the executive's total compensation for 2012 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above.

Risk Management

The Board of Directors does not believe that the Executive Compensation Program raises any risks that are reasonably likely to have a material adverse effect on the Company.  Executive Officers are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten the long-term value of the Company.  The Board has attempted to align the interests of the Board of Directors and the Executive Officers with the long-term interests of the Company and the Shareholders through grants of stock options and restricted stock awards, thereby giving the Board and Executive Officers additional incentives to protect the long-term value of the Company.

Shareholder Votes on Executive Compensation

One way to determine if the Company’s compensation program reflects the interests of shareholders is through their non-binding vote.  At the Annual Meeting of Shareholders held on May 5, 2011, the Company’s shareholders approved by their advisory vote the compensation of the named executive officers.  The shareholders also expressed a preference that advisory votes on executive compensation occur every three years.

Consistent with both the Board of Directors’ recommendations and the results of the shareholder vote, the Company’s Board of Directors considered the recommendation of the shareholders and has determined that the Company (i) will not make any material changes to the manner in which executive compensation is awarded, and (ii) will hold advisory votes on the compensation of the Company’s named executive officers every three years.  Accordingly, the next stockholder advisory vote on executive compensation will be held at the Annual Meeting of Shareholders in May 2014.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Stephen B. Wolgin

Matthew I. Hirsch

Summary Compensation Table

The following Summary Compensation Table shows compensation paid or accrued by the Company for services rendered during 2012, 2011, and 2010 to the named executive officers.  There were no other executive officers whose aggregate compensation allocated to the Company for fiscal 2012 exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards (5)	Option Awards ($) (6)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene W. Landy	2012	$275,000	$390,000	$210,510	$31,850	$59,109 (1)	$27,250 (2)	$993,719
President and CEO	2011	275,000	320,000	157,197	39,650	54,608 (1)	42,500 (2)	888,955
	2010	250,000	390,000	135,805	21,450	206,794 (1)	38,000 (2)	1,042,049

Michael P. Landy	2012	$307,527	$266,449	$126,560	$-0-	$-0-	$39,066 (3)	$739,602
Chairman of Executive Committee	2011	263,858	61,544	94,490	-0-	-0-	36,630 (3)	456,522
and Chief Operating Officer	2010	200,103	111,445	59,660	-0-	-0-	28,863 (3)	400,071

Maureen E. Vecere	2012	$151,417	$10,904	$-0-	$-0-	$-0-	$853,896 (4)	$1,016,217
Former Chief Financial and	2011	186,750	35,385	85,900	-0-	-0-	8,316 (4)	316,351
Accounting Officer	2010	161,917	8,519	59,660	-0-	-0-	6,110 (4)	236,206

Kevin S. Miller	2012	$76,923	-0-	-0-	-0-	-0-	-0-	$76,923
Chief Financial and
Accounting Officer

Anna T. Chew (7)	2012	$53,029	$35,000	$98,960	$-0-	$-0-	$27,250 (8)	$214,239
Treasurer	2011	65,150	-0-	73,874	-0-	-0-	25,000 (8)	164,024
	2010	65,150	-0-	59,660	-0-	-0-	20,500 (8)	145,310

Allison Nagelberg (9)	2012	$116,016	$35,000	$87,400	-0-	-0-	-0-	$238,416
General Counsel	2011	44,532	20,000	65,284	-0-	-0-	-0-	129,816
	2010	44,532	-0-	43,175	-0-	-0-	-0-	87,707

Notes:

(1)

Accrual for pension and other benefits of $59,109, $54,608 and $206,794 for 2012, 2011 and 2010, respectively, in accordance with Mr. Landy’s employment contract.

(2)

Represents Director’s fees of $27,250, $25,000 and $20,500 for 2012, 2011 and 2010, respectively, paid to Mr. Landy; and legal fees paid to the firm of Eugene W. Landy of $-0-, $17,500 and $17,500 for 2012, 2011 and 2010, respectively.

(3)

Represents Director’s fees of $27,250, $25,000 and $20,500 in 2012, 2011 and 2010, respectively, and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer and reimbursement of a disability policy.  Prior to July 1, 2012, approximately 25%, 30% and 30% of this employee’s salary compensation cost was allocated to and reimbursed by UMH , pursuant to a cost sharing agreement between the Company and UMH in 2012, 2011 and 2010, respectively.  As of July 1, 2012, 100% of salary compensation has been allocated to the Company.

(4)

Represents discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer and reimbursement of a disability policy.  On May 31, 2012, Ms. Vecere passed away.  The Company incurred a one-time $832,000 severance expense to the Estate of Maureen E. Vecere, which is included in the 2012 All Other Compensation amount.

(5)

The values were established based on the number of shares granted as follows, 9/14/12 - $11.56, 9/6/12 - $11.50, 7/5/11 - $8.59 and 8/3/10 - $7.85.

(6)

The fair value of the stock option grant was based on the Black-Scholes valuation model. See Note No. 10 to the Consolidated Financial Statements for assumptions used in the model.  The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(7)

Anna T. Chew, the Company’s Treasurer, is an employee of UMH.  Ms. Chew served as the Company’s Chief Financial Officer from 2003 through June 2010 and Interim Chief Financial Officer from March 30, 2012 through July 2, 2012.  Her compensation disclosure can be found in the filings of UMH.  During 2012, 2011 and 2010, approximately 25% of her salary compensation cost was allocated to and reimbursed by the Company for her services, pursuant to a cost sharing arrangement between the Company and UMH.  Ms. Chew is an inside director.  As of July 2, 2012, Ms. Chew’s salary is no longer allocated to the Company.

(8)

Represents Director’s fees of $27,250, $25,000 and $20,500 in 2012, 2011 and 2010, respectively.

(9)

Allison Nagelberg, the Company’s General Counsel, is an employee of UMH.  Her compensation disclosure can be found in the filings of UMH.  During 2012, 2011 and 2010, approximately 50%, 25% and 25%, respectively, of her salary compensation cost was allocated to and reimbursed by the Company for her services, pursuant to a cost sharing arrangement between the Company and UMH.

Stock Compensation Plan

On July 26, 2007, the 2007 Plan was approved by the shareholders authorizing the grant to officers, directors and key employees, of options to purchase up to 1,500,000 shares of common stock.  On May 6, 2010, the shareholders approved and ratified an amendment and restatement of the 2007 Plan.  The amendment and restatement made two significant changes:  (1) the inclusion of Directors as participants in the 2007 Plan, and (2) the ability to grant restricted stock to Directors, officers and key employees.  The amendment and restatement also made other conforming, technical and other minor changes. The amendment also makes certain modifications and clarifications, including those concerning administration and compliance with applicable tax rules, such as Section 162(m) of the Internal Revenue Code.

Grants of Plan-Based Awards

Options to purchase 65,000 shares were granted in 2012 and options to purchase 329,150 shares were exercised during 2012.  During fiscal 2012, 56,800 and 11,000 shares of restricted common stock were granted at a grant date fair value of $11.50 per share and $11.56 per share, respectively.  As of September 30, 2012, the number of shares remaining for future grant of stock options or restricted stock is 801,961.

Options may be granted any time up through March 26, 2017.  No option shall be available for exercise beyond ten years.  All options are exercisable after one year from the date of grant.  The option price shall not be below the fair market value at date of grant.  Canceled or expired options are added back to the “pool” of shares available under the Plan.

Under the 2007 Plan, the Compensation Committee determines the recipients of restricted stock awards; the number of restricted shares to be awarded; the length of the restricted period of the award; the restrictions applicable to the award including, without limitation, the employment or retirement status of the participant; rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period. The maximum number of shares underlying restricted stock awards that may be granted in any one fiscal year to a participant shall be 100,000.

All restricted stock awards granted during fiscal year 2012 vest over five years.  The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock and individual grants of stock options made during the year ended September 30, 2012:

Name	Grant Date	Number of Shares of Restricted Stock	Number of Shares Underlying Options	Exercise Price of Option Award or Fair Value Per Share at Grant Date o Restricted Stock Award	Grant Date Fair Value
Eugene W. Landy (1)	01/03/12	-0-	65,000	$9.33	$31,850 (2)
Eugene W. Landy	09/06/12	17,300	-0-	11.50	$198,950
Eugene W. Landy	09/14/12	1,000(3)	-0-	11.56	11,560
Michael P. Landy	09/06/12	10,000	-0-	11.50	115,000
Michael P. Landy	09/14/12	1,000(3)	-0-	11.56	11,560
Anna T. Chew	09/06/12	7,600	-0-	11.50	87,400
Anna T. Chew	09/14/12	1,000(3)	-0-	11.56	11,560
Allison Nagelberg	09/06/12	7,600	-0-	11.50	87,400

(1)

These options expire 8 years from grant date.

(2)

This value was established using the Black-Scholes stock option valuation model.  The following weighted-average assumptions were used in the model:  expected volatility of 19.24%; risk-free interest rate of 1.41%; dividend yield of 6.43%; expected life of options of 8 years; and -0- estimated forfeitures.  The fair value per share granted was $0.49.  The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(3)

Grants of 1,000 shares of restricted stock granted to all directors.

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of restricted stock awards for each of the named executive officers during the year ended September 30, 2012:

Fiscal Year Ended September 30, 2012
	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Eugene W. Landy	65,000	$254,150	7,901	$91,726(2)
Michael P. Landy	-0-	-0-	4,103	47,733(3)
Maureen E. Vecere	127,600	437,196	22,360	226,951(4)
Anna T. Chew	50,000	110,750	3,591	41,704(5)
Allison Nagelberg	-0-	-0-	2,893	33,638(6)

(1)

Value realized based on the difference between the closing price of the shares on the NYSE as of the date of exercise less the exercise price of the stock option.

(2)

Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 3,799 shares vesting on 7/5/12 at $11.80 per share, 3,881 shares vesting on 8/3/12 at $11.49 per share and 221 shares vesting from dividend reinvestment on 8/14/12 at a discounted price of $10.42 per share.

(3)

Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 2,284 shares vesting on 7/5/12 at $11.80 per share, 1,705 shares vesting on 8/3/12 at $11.49 per share and 114 shares vesting from dividend reinvestment on 8/14/12 at a discounted price of $10.42 per share.

(4)

Value realized based on the closing price of the shares on the NYSE as of the date of vesting on 5/31/12 of $10.15 per share.

(5)

Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,785 shares vesting on 7/5/12 at $11.80 per share, 1,705 shares vesting on 8/3/12 at $11.49 per share and 101 shares vesting from dividend reinvestment on 8/14/12 at a discounted price of $10.42 per share.

(6)

Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,578 shares vesting on 7/5/12 at $11.80 per share, 1,234 shares vesting on 8/3/12 at $11.49 per share and 81 shares vesting from dividend reinvestment on 8/14/12 at a discounted price of $10.42 per share.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at September 30, 2012:

Fiscal Year Ended September 30, 2012
	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested	Market Value Of Shares that Have Not Vested (2)
Eugene W. Landy					46,291 (3)	$517,999
	-0-	65,000 (1)	$9.33	01/03/20
	65,000	-0-	8.72	01/03/19
	65,000	-0-	7.22	01/05/18
	65,000	-0-	7.25	10/20/16
	65,000	-0-	8.22	12/12/15
	16,375	-0-	8.05	01/22/15
	65,000	-0-	8.15	08/02/14
	16,375	-0-	8.70	09/21/13
	65,000	-0-	8.28	08/10/13
Michael P. Landy					25,861 (4)	$289,382
	25,000	-0-	$7.25	10/20/16
	25,000	-0-	7.80	03/10/16
	9,825	-0-	8.05	01/22/15
	25,000	-0-	8.04	09/12/14
	9,825	-0-	8.70	09/21/13
	25,000	-0-	8.28	08/10/13
Anna T. Chew					21,382 (5)	$239,268
	50,000	-0-	$7.25	10/20/16
	50,000	-0-	7.80	03/10/16
	6,550	-0-	8.05	01/22/15
	50,000	-0-	8.04	09/12/14
	6,550	-0-	8.70	09/21/13
	50,000	-0-	8.28	08/10/13
Allison Nagelberg					18,042 (6)	$201,893

(1)

These options will become exercisable on January 3, 2013.

(2)

Based on the closing price of our common stock on September 30, 2012 of $11.19.  Restricted stock awards vest over 5 years.

(3)

12,143 shares vest 1/3rd on August 2nd over the next 3 years, 15,848 shares vest 1/4th on July 5th over the next 4 years, 17,300 shares vest 1/5th on September 6th over the next 5 years and 1,000 shares vest 1/5th on September 14th over the next 5 years

(4)

5,335 shares vest 1/3rd on August 2nd over the next 3 years, 9,526 shares vest 1/4th on July 5th over the next 4 years, 10,000 shares vest 1/5th on September 6th over the next 5 years and 1,000 shares vest 1/5th on September 14th over the next 5 years

(5)

5,335 shares vest 1/3rd on August 2nd over the next 3 years, 7,447 shares vest 1/4th on July 5th over the next 4 years, 7,600 shares vest 1/5th on September 6th over the next 5 years and 1,000 shares vest 1/5th on September 14th over the next 5 years

(6)

3,860 shares vest 1/3rd on August 2nd over the next 3 years, 6,582 shares vest 1/4th on July 5th over the next 4 years and 7,600 shares vest 1/5th on September 6th over the next 5 years

Employment Agreements

Eugene W. Landy, the Company’s President and Chief Executive Officer, executed an Employment Agreement on December 9, 1994, which was amended on June 26, 1997 (the First Amendment), on November 5, 2003 (the Second Amendment), on April 1, 2008 (the Third Amendment) and on July 1, 2010 (the Fourth Amendment) – collectively, the “Amended Employment Agreement”.  Pursuant to the Amended Employment Agreement, Mr. Eugene Landy’s base salary is $275,000 per year.  He is entitled to receive pension payments of $50,000 per year through 2020; in fiscal 2012, the Company accrued $59,109 in additional compensation expense related to the pension benefits. Mr. Eugene Landy was awarded an Outstanding Leadership Achievement Award in the amount of $300,000 per year for three years for a total of $900,000; as of the close of fiscal 2012, Mr. Eugene Landy has received two of these three payments, and the third payment will be made during fiscal 2013. Mr. Eugene Landy’s incentive bonus schedule is detailed in the Fourth Amendment and is based on progress toward achieving certain target levels of growth in market capitalization, funds from operations and dividends per share.  Pursuant to the Amended Employment Agreement, Mr. Eugene Landy will receive each year an option to purchase 65,000 shares of the Company common stock.  Mr. Eugene Landy is entitled to five weeks paid vacation, and he is entitled to participate in the Company’s employee benefits plans.

The Amended Employment Agreement provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason, in increments of $100,000 per year for five years.  He is entitled to disability payments in the event of his disability (as defined in the Amended Employment Agreement) for a period of three years, equal to his base salary.  The Amended Employment Agreement provides for a death benefit of $500,000, payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment following or as a result of certain types of transactions that lead to a significant increase in the Company’s market capitalization, the Amended Employment Agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 shares of the Company common stock, depending on the amount of the increase in the Company’s market capitalization; all of his outstanding options to purchase shares of the Company common stock will become immediately vested, and he will be entitled to continue to receive benefits under the Company’s health  insurance and similar plans for one year. In the event of a change in control of the Company, Eugene W. Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of the Company is at least $10 per share of common stock.  A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company.  This change of control provision shall not apply to any combination between the Company and UMH.  Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.   The Amended Employment Agreement is terminable by the Company’s Board of Directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the Amended Employment

Agreement as a termination of the agreement if the Company’s Board of Directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to the Company (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise. Upon termination of the Amended Employment Agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the Amended Employment Agreement.

Effective January 1, 2009, the Company and Michael P. Landy, Chairman of the Executive Committee and Executive Vice President, entered into a three-year employment agreement, under which Mr. Michael Landy receives an annual base salary of $190,575 for 2009 with increases of 5% for 2010 and 2011, plus bonuses and customary fringe benefits.  The employment agreement renews for successive one-year terms, unless either party gives written notice of termination to the other party.  On January 13, 2011, Mr. Michael Landy was appointed Chief Operating Officer and continued as Chairman of the Company’s Executive Committee.   Effective January 19, 2011, Mr. Michael Landy’s employment contract with the Company was amended to increase his base salary for calendar 2011 to $285,109 annually.   Effective January 1, 2012, the Company and Michael P. Landy entered into a three-year employment agreement, under which Mr. Landy receives an annual base salary of $315,000 for 2012 with increases of 5% for 2013 and 2014, plus bonuses and customary fringe benefits.  This contract automatically renews for successive one-year terms in accordance with the terms of the agreement.   Mr. Landy will also receive four weeks vacation.  The Company will reimburse Mr. Landy for the cost of a disability insurance policy such that, in the event of Mr. Landy’s disability for a period of more than 90 days, Mr. Landy will receive benefits up to 60% of his then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Landy may terminate the employment agreement and be entitled to receive one year’s base salary in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Landy shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.  Approximately 25% of Mr. Landy’s compensation was allocated to UMH pursuant to a cost sharing agreement between the Company and UMH.  Effective July 1, 2012, 100% of Mr. Landy’s compensation has been allocated to the Company.

The Company amended the employment agreement with Maureen E. Vecere (Deceased), who was appointed the Company’s Chief Financial and Accounting Officer on June 2, 2010.  Prior to that date, Ms. Vecere was the Company’s Controller and Treasurer since 2003.  The amendment provided for an increase in Ms. Vecere’s base salary from $149,000 per year to $180,000 per year for the remainder of calendar 2010 with an increase of 5% for calendar 2011.  The other terms of the contract remained unchanged.  Effective January 1, 2012, the Company and Maureen E. Vecere, entered into a three-year employment agreement, under which Ms. Vecere received an annual base salary of $250,000 for 2012 with increases of 5% for 2013 and 2014, plus bonuses and customary fringe benefits.  This contract automatically renewed for successive one-year terms in accordance with the terms of the agreement.  Ms. Vecere also received four weeks vacation.  The Company would reimburse Ms. Vecere for the cost of a disability insurance policy such that, in the event of Ms. Vecere’s disability for a period of more than 90 days, Ms. Vecere would receive benefits up to 60% of her then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Ms. Vecere would have the right to extend and renew this employment agreement so that the expiration date would be three years from the date of merger, sale or change of voting control, or would have the right to terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there was a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Vecere was entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.  On May 31, 2012, Ms. Vecere passed away.  The Company incurred a one-time $832,000 severance expense to the Estate of Maureen E. Vecere.

Effective January 1, 2013, the Company and Kevin Miller, Chief Financial Officer and Member of the Executive Committee, entered into a three-year employment agreement, under which Mr. Kevin Miller receives an annual base salary of $220,000 for 2013 with increases of 5% for each of 2014 and 2015, plus bonuses and customary fringe benefits. The employment agreement renews for successive one-year terms, unless either party gives written notice of termination to the other party.  Mr. Miller will also receive four weeks vacation.  The Company will reimburse Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Miller will have the right to extend and renew his employment agreement so that the expiration date will be one year from the date of merger, sale or change of voting control, or Mr. Miller may terminate the employment agreement and be entitled to receive one year’s base salary in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller shall be entitled to one year’s base salary at the date of termination.

Potential Payments upon Termination of Employment or Change-in-Control

Under the employment agreements with our President and Chief Executive Officer and the other named executive officers listed below, our President and Chief Executive Officer and such other named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur.   The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at September 30, 2012.

	Voluntary Resignation on 9/30/12(1)	Termination Not for Cause Or Good Reason Resignation on 9/30/12	Termination For Cause on 9/30/12 (1)	Termination Not for Cause or Good Reason Resignation (After a Change-in-Control) on 9/30/12	Disability/ Death on 9/30/12

Eugene W. Landy	$5,288	$520,736 (2)	$5,288	$3,020,736 (3)	$845,736 (4)
Michael P. Landy	6,058	756,788 (5)	6,058	756,788 (5)	756,788 (5)
Anna T. Chew (6)	-0-	-0-	-0-	-0-	-0-
Allison Nagelberg (6)	-0-	-0-	-0-	-0-	-0-

(1)

Consists of accrued vacation time.

(2)

Consists of severance payments of $500,000, payable $100,000 per year for 5 years plus the estimated cost of continuation of benefits for one year following termination and accrued vacation.

(3)

Mr. Eugene W. Landy shall receive a lump-sum payment of $2,500,000 in the event of a change in control, provided that the sale price of the Company is at least $10 per share of common stock.  In addition, if Mr. Eugene W. Landy’s employment agreement is terminated, he receives severance payments of $500,000, continuation of benefits for one year following termination and accrued vacation.

(4)

In the event of a disability, as defined in the agreement, Mr. Eugene W. Landy shall receive disability payments equal to his base salary for a period of three years, continuation of benefits for one year following termination and accrued vacation. He has a death benefit of $500,000 payable to Mr. Eugene W. Landy’s beneficiary.

(5)

Payments represent 27 months salary under the employment agreement.

(6)

Anna T. Chew and Allison Nagelberg are employees of UMH and are subject to employment contracts with UMH and amounts potentially payable are not included herein.

The Company retains the discretion to compensate any officer upon any future termination of employment or a change-in-control.

Director Compensation

Effective September 1, 2012, Directors receive a fee of $3,125 for each Board meeting attended, $500 for each Board phone meeting attended, and an additional fixed annual fee of $22,500 payable quarterly.  Directors appointed to board committees receive $1,000 for each committee meeting attended.

The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2012:

	Fees Earned or	Restricted Stock
	Paid in Cash	Awards (6)	Total
Director	($)	($)	($)

Ernest Bencivenga (1)	$6,000	$-0-	$6,000
Daniel D. Cronheim	27,250	11,560	$38,810
Catherine B. Elflein (3)	28,000	11,560	$39,560
Neal Herstik (5)	27,750	11,560	$39,310
Matthew I. Hirsch (3)(4)(5)	32,250	11,560	$43,810
Charles Kaempffer (2)	29,250	-0-	$29,250
Samuel A. Landy	27,250	11,560	$38,810
Scott L. Robinson (3)	30,250	11,560	$41,810
Eugene Rothenberg	26,750	11,560	$38,310
Stephen B. Wolgin (3)(4)(5)	32,750	11,560	$44,310
Total	$267,500	$92,480	$359,980

(1)

Mr. Bencivenga passed away in Q2 2012.

(2)

Mr. Kaempffer is an Emeritus director which is a retired director who is not entitled to vote on board resolutions however he receives directors’ fees for participation in the board meetings.

(3)

The Audit Committee for 2012 consists of Mr. Hirsch, Mr. Wolgin, Mr. Robinson and Ms. Elflein. The board had determined that Mr. Wolgin and Ms. Elflein are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the listing requirements of the New York Stock Exchange.

(4)

Mr. Hirsch and Mr. Wolgin are members of the Compensation Committee.

(5)

Mr. Herstik, Mr. Hirsch, and Mr. Wolgin are members of the Nominating Committee.

(6)

Directors each received a grant of 1,000 shares of restricted common stock under the 2007 Plan.  Fair value on the date of grant was $11.56 per share.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific agreements described above, the Company does not have a pension or other post-retirement plans in effect for officers, directors or employees or a nonqualified deferred compensation plan.  The present value of accumulated benefit of pension benefits for Mr. Eugene W. Landy is $692,835 as of September 30, 2012.  Payments made during the 2012 fiscal year were $50,000.  He is entitled to receive pension payments of $50,000 per year through 2020.  The Company’s employees may elect to participate in the 401(k) plan of UMH Properties, Inc.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the Compensation Committee consisted of Messrs. Hirsch and Wolgin.  No member of the Compensation Committee is a current or former officer or employee of the Company.  In fiscal 2012, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board of Directors or the Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the Audit Committee) of the Board of Directors (the Board of Directors) of Monmouth Real Estate Investment Corporation (the Company) operates under a written charter which has been amended in January 2013.  The amended charter is available on the Company’s website at http://www.mreic.com.

The Company has an Audit Committee consisting of four “independent” Directors, as defined by the listing standards of the New York Stock Exchange.  The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2012.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 61, “Independence Discussions with Audit Committees”, and have discussed with the registered public accounting firm its independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012.

Audit Committee:

Catherine B. Elflein

Matthew I. Hirsch

Scott L. Robinson

Stephen B. Wolgin

Fees Billed by Independent Registered Public Accounting Firm

PKF O’Connor Davies served as the Company’s independent registered public accountants for the years ended September 30, 2012 and 2011.  The following are fees billed by and accrued to PKF O’Connor Davies in connection with services rendered:

	2012	2011

Audit Fees	$180,500	$176,000
Audit Related Fees	45,650	15,285
Tax Fees	49,503	40,817
All Other Fees	-0-	-0-
Total Fees	$275,653	$232,102

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the SEC.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities.  Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent accountants.  The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Committee, and all have been so approved.  The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF O’Connor Davies’ independence.

COMPARATIVE STOCK PERFORMANCE

Comparative Stock Performance

The following line graph compares the total return of the Company’s common stock for the last five fiscal years to the FTSE NAREIT Composite Index (US), published by the National Association of Real Estate Investment Trusts (NAREIT), and the S&P 500 Index for the same period.  The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices.  The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy, a Director of the Company, and Michael P. Landy, Chief Operating Officer, Chairman of the Executive Committee and a Director of the Company, are the sons of Eugene W. Landy, the President and Chief Executive Officer and a Director of the Company.

Eugene W. Landy and Samuel A. Landy are partners in the law firm of Landy & Landy, which firm, or its predecessor firms, have been retained by the Company as legal counsel since the formation of the Company, and which firm the Company proposes to retain as legal counsel for the current fiscal year.  The Company now uses outside counsel for most of the legal services required.  The New Jersey Supreme Court has ruled that the relationship of directors also serving as outside counsel is not per se improper, but the attorney should fully discuss the issue of conflict with the other directors and disclose it as part of the proxy statement so that shareholders can consider the conflict issue when voting for or against the attorney/director nominee.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors.  The Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement.  This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement.  In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.   Additionally, the Company’s Code of Business Conduct and Ethics, which is found at the Company’s website at www.mreic.com., provides a method of notifying and reporting in the event of a potential or apparent conflict of interest.   Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires identifying any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

Daniel D. Cronheim is an inside Director of the Company and Executive Vice President of David Cronheim Company (Cronheim) and CMS.  Daniel Cronheim received $27,250, $25,000 and $20,500 for Director’s fees in fiscal 2012, 2011 and 2010, respectively.   Cronheim received $15,950, $15,400 and $22,773 in lease commissions in fiscal 2012, 2011 and 2010, respectively.  The David Cronheim Mortgage Corporation, an affiliated company, received $161,000, $-0- and $100,000 in mortgage brokerage commissions in fiscal 2012, 2011 and 2010, respectively.

CMS, a division of Cronheim, received the sum of $562,452, $547,751 and $421,647 for property management fees during the fiscal years ended 2012, 2011 and 2010, respectively.   During fiscal 2011 and 2010 and through January 31, 2012, the Company was subject to a management contract with CMS, which required the Company to pay a fixed annual fee of $380,000 per year plus the actual costs of subagents, up to a maximum of 1.5% of rents under management.  On February 1, 2012, the base management fee was increased to $410,000.  Management believes that the aforesaid fees are no more than what the Company would pay for comparable services elsewhere.  Effective August 1, 2012, the Company terminated its management contract with CMS, and the Company became a fully integrated and self-managed real estate company.

Effective August 1, 2012, the Board agreed to compensate Robert Cronheim (Real Estate Advisor) $8,333 per month for 12 months, in recognition of his services for past years and continued advice and insight.

The industrial property in Carlstadt, New Jersey is owned by Palmer Terrace Realty Associates, LLC.  The Company owns 51% of Palmer Terrace Realty Associates, LLC.  This property is managed by Marcus Associates, an entity affiliated with the 49% noncontrolling interest.  Management fees paid to Marcus Associates for each of the fiscal years ended totaled $15,804.

There are six Directors of the Company who are also Directors and shareholders of UMH.  The Company also shares 4 personnel with UMH.  Some general and administrative expenses were allocated between the Company and UMH, based on use or services provided.  Allocations of salaries and benefits are made based on the amount of the employees’ time dedicated to each affiliated company.  Shared expenses are allocated between the Company and UMH based upon usage by each Company.  These allocations are reviewed by the Audit Committee.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires the Company’s officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2012 (as filed with the SEC), including the financial statements and schedules thereto.  All such requests should be directed to Monmouth Real Estate Investment Corporation, Attention:  Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2014 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at the Company’s principal executive offices by November 22, 2013 or not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2014 Annual Meeting, but not included in Company’s proxy statement, may be made by a person who is shareholder of record at the time of giving notice by the shareholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than November 22, 2013 and not later than December 22, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy

       President and Director

Dated:  March 22, 2013

Important:  Shareholders can help the Directors avoid the necessity and expense of sending follow-up letters to insure a quorum by promptly casting their vote.  The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.  You are earnestly requested to cast your vote in order that the necessary quorum may be represented at the meeting.